================================================================================


                                 LOAN AGREEMENT

                                    between


                 VILLAGE OF RICHTON PARK, COOK COUNTY, ILLINOIS

                                      and

                              SINTER METALS, INC.


                                   $7,195,000
                 VILLAGE OF RICHTON PARK, COOK COUNTY, ILLINOIS
             ADJUSTABLE RATE INDUSTRIAL DEVELOPMENT REVENUE BONDS,
                   SERIES 1996 (SINTER METALS, INC. PROJECT)


                           Dated as of April 1, 1996

================================================================================

Prepared by:
Lawrence E. White
Mayer, Brown & Platt
190 South LaSalle Street
Chicago, Illinois  60603
(312) 701-8283

                                     INDEX
                                     -----

(This Index is not a part of the Agreement but rather is for convenience of reference only)

                                                                                                                  Page
                                                                                                                  ----

                                                                    ARTICLE I
                                                                   DEFINITIONS

  Section 1.1. Use of Defined Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  Section 1.2. Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
  Section 1.3. Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
  Section 1.4. Captions and Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

                                                                   ARTICLE II
                                                    REPRESENTATIONS, WARRANTIES AND COVENANTS

  Section 2.1. Representations, Warranties and Covenants of the Issuer  . . . . . . . . . . . . . . . . . . . . .    5
  Section 2.2. Representations, Warranties and Covenants  of the Borrower   . . . . . . . . . . . . . . . . . . .    7

                                                                   ARTICLE III
                                                           COMPLETION OF THE PROJECT;
                                                          ISSUANCE OF THE PROJECT BONDS

  Section 3.1. Acquisition, Construction, Equipping and Installation of the Project   . . . . . . . . . . . . . .    8
  Section 3.2. Plans and Specifications   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
  Section 3.3. Issuance of the Bonds; Application of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . .    8
  Section 3.4. Disbursements from the Project Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
  Section 3.5. Borrower Required to Pay Costs in Event Project Fund Insufficient  . . . . . . . . . . . . . . . .   11
  Section 3.6. Completion Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
  Section 3.7. Investment and Repayment of Fund Moneys  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

                                                                   ARTICLE IV
                                                     LOAN BY ISSUER; REPAYMENT OF THE LOAN;
                                                      LOAN PAYMENTS AND ADDITIONAL PAYMENTS

  Section 4.1. Loan Repayment; Delivery of Notes and Letter of Credit   . . . . . . . . . . . . . . . . . . . . .   12
  Section 4.2. Additional Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  Section 4.3. Place of Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  Section 4.4. Obligations Unconditional  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  Section 4.5. Assignment of Agreement and Revenues   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  Section 4.6. Letter of Credit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14


                                                                    ARTICLE V
                                                       ADDITIONAL AGREEMENTS AND COVENANTS

  Section 5.1.   Right of Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
  Section 5.2.   Sale, Lease or Grant of Use by Borrower  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
  Section 5.3.   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
  Section 5.4.   Borrower Not to Adversely Affect Exclusion from Gross Income of Interest on Project Bonds  . . . .   16
  Section 5.5.   Assignment by Issuer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
  Section 5.6.   Borrower's Performance Under Indenture   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
  Section 5.7.   Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
  Section 5.8.   Taxes, Permits, Utility and Other Charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
  Section 5.9.   Continued Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
  Section 5.10.  Removal of Portions of the Project . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
  Section 5.11.  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
  Section 5.12.  Annual Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
  Section 5.13.  Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

                                                                   ARTICLE VI
                                                           REDEMPTION OF PROJECT BONDS

  Section 6.1.   Optional Redemption  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
  Section 6.2.   Extraordinary Optional Redemption  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
  Section 6.3.   Mandatory Redemption of Project Bonds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
  Section 6.4.   Actions by Issuer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
  Section 6.5.   Required Deposits for Optional Redemption  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

                                                                   ARTICLE VII
                                                         EVENTS OF DEFAULT AND REMEDIES

  Section 7.1.   Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
  Section 7.2.   Remedies on Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
  Section 7.3.   No Remedy Exclusive  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
  Section 7.4.   Agreement to Pay Attorneys' Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .   23
  Section 7.5.   No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

                                                                  ARTICLE VIII
                                                                  MISCELLANEOUS

  Section 8.1.   Term of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
  Section 8.2.   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
  Section 8.3.   Limited Liability of Issuer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
  Section 8.4.   Extent of Covenants of the Issuer; No Personal Liability   . . . . . . . . . . . . . . . . . . . .   24
  Section 8.5.   Binding Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24


  Section 8.6. Amendments and Supplements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
  Section 8.7. Execution Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
  Section 8.8. Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
  Section 8.9. Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25


Exhibit A - PROJECT
Exhibit B - PROJECT SITE
Exhibit C - PROJECT NOTE
Exhibit D - FORM OF DISBURSEMENT REQUEST

                                 LOAN AGREEMENT


     THIS LOAN AGREEMENT is made and entered into as of April 1, 1996 between the Village of Richton Park, Cook County, Illinois, a political subdivision, body politic and municipal corporation duly organized and validly existing under the laws of the State of Illinois (the "Issuer"), and Sinter Metals, Inc., a Delaware corporation (the "Borrower"), under the circumstances summarized in the following recitals (the capitalized terms not defined above or in the recitals being used therein as defined in or pursuant to ARTICLE I hereof):

     A. Pursuant to the provisions of the Industrial Project Revenue Bond Act (65 ILCS 5/11-74-1 ET SEQ.) (the "Act"), in order to create or preserve jobs and employment opportunities and improve the economic welfare of the citizens of the Issuer, and of the State of Illinois, the Issuer may issue industrial development revenue bonds to provide funds to pay all or a portion of the costs of acquiring, constructing, equipping and installing certain projects and to refund industrial development revenue bonds issued to finance such projects.

     B. The Borrower will cause to be financed the acquisition, construction, improvement and installation of certain land, buildings, machinery, equipment and related appurtenances (the "Project") to be used in the manufacture of powder metal parts at the Borrower's manufacturing facility to be located at or near the intersection of Sauk Trail and Interstate 57, in Richton Park, Cook County, Illinois.

     C. The Issuer has found and determined, and does hereby find and determine, that the acquisition, construction, improvement and installation of the Project by the Borrower will create and preserve jobs and employment opportunities and improve the economic welfare of the citizens of the Issuer, and of the State of Illinois, advance and promote industrial, commercial and economic development in the Issuer, and that the Issuer, by assisting with the financing of the Project, will act in a manner consistent with and in furtherance of the provisions of the Act.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto covenant, agree and bind themselves as follows (provided that any obligation of the Issuer created by or arising out of this Agreement shall not be a general debt on its part but shall be payable solely out of the Revenues):

                                   ARTICLE I
                                  DEFINITIONS

     Section 1.1. USE OF DEFINED TERMS. Words and terms defined in the Indenture shall have the same meanings when used herein, unless the context or use clearly indicates another meaning or intent. In addition, the words and terms set forth in Section 1.2 hereof shall have the meanings set forth therein unless the context or use clearly indicates another meaning or intent.

     Section 1.2. DEFINITIONS. As used herein:

     "Additional Payments" means the amounts required to be paid by the Borrower pursuant to the provisions of SECTION 4.2 hereof.

     "Agreement" means this Loan Agreement, as amended or supplemented from time to time.

     "Completion Date" means the date of the acquisition, construction, equipping and installation of the Project evidenced in accordance with the requirements of SECTION 3.6 hereof.

     "Construction Period" means the period between the beginning of the acquisition, construction, equipping and installation of the Project evidenced in accordance with the requirements of SECTION 3.6 hereof.

     "Engineer" means an individual or firm qualified to practice the profession of engineering or architecture under the laws of the State.

     "Event of Default" means any of the events described as an Event of Default in SECTION 7.1 hereof.

     "Force Majeure" means any of the causes, circumstances or events described as constituting Force Majeure in SECTION 7.1 hereof.

     "Indenture" means the Trust Indenture, dated as of April 1, 1996, between the Issuer and the Trustee, as amended or supplemented from time to time.

     "Loan" means the loan by the Issuer to the Borrower of the proceeds received from the sale of the Project Bonds.

     "Loan Payment Date" means any date on which any of the Loan Payments are due and payable, whether at maturity, upon acceleration, call for redemption or prepayment, or otherwise.

     "Loan Payments" means the amounts required to be paid by the Borrower in repayment of the Loan pursuant to the provisions of the Notes and of SECTION 4.1 hereof.

     "LOC Bank" means Mellon Bank, N.A., and its successors and assigns.

     "Notes" means the Project Note and any Additional Notes.

           "Notice Address" means:

     (a)  As to the Issuer:                 Village of Richton Park, Illinois
                                            4455 Sauk Trail
                                            Richton Park, Illinois 60471
                                            Attn: President

     (b)  As to the Borrower:               Sinter Metals, Inc.
                                            Terminal Power
                                            50 Public Square/Suite 3200
                                            Cleveland, Ohio 44113
                                            Attn: Chief Financial Officer

     (c)  As to the Trustee:                Mellon Bank, N.A.
                                            Two Mellon Bank Center, Room 325
                                            Pittsburgh, Pennsylvania 15259
                                            Attn: Mellon Corporate Trust

     (d)  As to the LOC Bank:               Mellon Bank, N.A.
                                            200 Public Square
                                            29th Floor
                                            Cleveland, Ohio 44114-2301
                                            Attn: Letter of Credit Department

     (e)  If to the Remarketing Agent, at:  Banc One Capital Corporation
                                            90 North High Street
                                            Columbus, Ohio 43215
                                            Attn: Municipal Trading Desk

or such additional or different address, notice of which is given under SECTION
8.2 hereof.

          "Organizational Documents" means the Borrower's articles of incorporation, by-laws, Delaware and Illinois good standing certificates, and resolutions in effect as of the date of delivery of this Agreement.

          "Project" means the certain land, buildings, machinery, equipment and related appurtenances to be acquired, constructed, improved and installed with the proceeds of the sale of the Bonds, and which are described generally in EXHIBIT A attached hereto.

          "Project Bonds" means the Issuer's Adjustable Rate Industrial Development Revenue Bonds, Series 1996 (Sinter Metals, Inc. Project), authorized in the Indenture in the original principal amount of $7,195,000.

          "Project Note" means the promissory note of the Borrower, dated as of even date with the Project Bonds, in the form attached hereto as EXHIBIT C and in the principal amount of $7,195,000 evidencing the obligation of the Borrower to make Loan Payments.

          "Project Site" means the real estate and interests in real estate constituting the site of the Project, as described in EXHIBIT B attached hereto as a part hereof.

          "Reimbursement Agreement" means the Credit Agreement, dated as of January 18, 1996, by and among the Borrower, the lenders that are party thereto and the LOC Bank, as issuing bank and agent.

          "Remarketing Agreement" means the Remarketing Agreement, dated as of April 1, 1996, between the Borrower and the Remarketing Agent.

          "Tax Regulatory Agreement" means the Tax Regulatory Agreement, dated as of April 1, 1996, among the Trustee, the Issuer and the Borrower.

          "Trustee" means the Trustee at the time acting as such under the Indenture, originally Mellon Bank, N.A., as Trustee, and any successor Trustee as determined or designated under or pursuant to the Indenture.

          "Unassigned Issuer's Rights" means all of the rights of the Issuer to receive Additional Payments under SECTION 4.2 hereof, to be held harmless and indemnified under SECTION 5.3 hereof, to be reimbursed for attorney's fees and expenses under SECTION 7.4 hereof, to give or withhold consent to amendments, changes, modifications, alterations and termination of this Agreement under
SECTION 8.6 hereof, and to give and receive notices hereunder and under the Indenture.

          Section 1.3. INTERPRETATION. Any reference herein to the Issuer, to the Issuing Authority or to any member or officer of either includes entities or officials succeeding to their respective functions, duties or responsibilities pursuant to or by operation of law or lawfully performing their respective functions.

          Any reference to a section or provision of the constitution of the State or the Act, or to a section, provision, chapter or act of the Illinois Compiled Statutes or to any statute of the United States of America, includes that section, provision, chapter, act or statute as amended, modified, revised, supplemented or superseded from time to time; provided, that no amendment, modification, revision, supplement or superseding section, provision, chapter, act or statute shall be applicable solely by reason of this provision if it constitutes in any way an impairment of the rights or obligations of the Issuer, the Holders, the Trustee, the LOC Bank or the Borrower under this Agreement.

          Unless the context indicates otherwise, words importing the singular number include the plural number, and vice versa; the terms "hereof", "hereby", "herein", "hereto",

"hereunder" and similar terms refer to this Agreement; and the term "hereafter" means after, and the term "heretofore" means before, the date of delivery of the Project Bonds. Words of any gender include the correlative words of the other genders, unless the sense indicates otherwise.

          Section 1.4. CAPTIONS AND HEADINGS. The captions and headings in this Agreement are solely for convenience of reference and in no way define, limit or describe the scope or intent of any Articles, Sections, subsections, paragraphs, subparagraphs or clauses hereof.

                                   ARTICLE II
                   REPRESENTATIONS, WARRANTIES AND COVENANTS

          Section 2.1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ISSUER. The Issuer represents and warrants that:

          (a) It is a political subdivision, body politic and municipal corporation duly organized and validly existing under the laws of the State of Illinois.

          (b) It has full legal right, power and authority to carry out and consummate the transactions contemplated by this Agreement, the Bond Placement Agreement, the Letter of Representations, the Tax Regulatory Agreement and the Indenture.

          (c) It has duly authorized (i) the execution, delivery and performance of this Agreement, the Project Bonds, the Bond Placement Agreement, the Letter of Representations, the Tax Regulatory Agreement and the Indenture and (ii) the taking of any and all such actions as may be required on the part of the Issuer to carry out, give effect to and consummate the transactions contemplated by such instruments.

          (d) The Project constitutes an "industrial project" within the meaning of the Act, and the Issuer, in assisting with the financing of the cost of the acquisition, renovation, construction and equipping of the Project, will be acting in compliance with the purposes and provisions of the Act.

          (e) No member of the Issuer or officer, agent or employee thereof is, in his or her own name or in the name of a nominee, an officer, director or holder of an ownership interest of more than 7 1/2% in any person, association, trust, corporation, partnership or other entity which is, in its own name or in the name of a nominee, a party to any contract or agreement related to the transactions contemplated by this Agreement, the Tax Regulatory Agreement or the Indenture upon which the member or officer, agent or employee may be called upon to act or vote. No member of the Issuer or officer, agent or employee thereof is, in his or her own name or in the name of a nominee, a holder of any direct or indirect interest in any contract or agreement related to the transactions contemplated by this Agreement, the Tax Regulatory Agreement or the Indenture upon which the member or officer, agent or employee may be called upon to act or vote, except for direct or indirect interests (other than prohibited interests described above) (i) which such member, officer, agent or employee has disclosed to the Village Clerk of the Issuer prior to the taking of final action by the Issuer with respect to such contract or agreement, which disclosure has been publicly acknowledged by the Issuer and entered upon the minutes of the Issuer and (ii) as to which the member, officer, agent or employee has refrained from voting on such matter or otherwise officially acting with respect to such matter.

          (f) The Issuer hereby finds and determines that the financing of the Project with the proceeds of the Bonds will further the public purposes stated in the Act, by providing increased job opportunities and retaining existing jobs. The Project is located in Cook County, Illinois, which is an area of critical labor surplus in the State.

          (g) This Agreement, the Bond Placement Agreement, the Letter of Representations, the Tax Regulatory Agreement and the Indenture constitute legal, valid and binding obligations of the Issuer, enforceable in accordance with their respective terms, except to the extent that the enforcement thereof may be limited by laws relating to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally, by laws relating to fraudulent obligations and transfers, by the exercise of judicial discretion in accordance with general principles of equity and by matters of public policy; and this Agreement, the Bond Placement Agreement, the Letter of Representations, the Tax Regulatory Agreement, the Indenture and the Project Bonds have been duly authorized and executed by the Issuer.

          (h) There is no action, suit, proceeding, inquiry, or investigation at law or in equity or before or by any court, public board or body, pending or, to the best of the knowledge of the Issuer, threatened against the Issuer, which in any manner questions the validity of the Act, the powers of the Issuer referred to in paragraph (b) above or the validity of any proceedings taken by the Issuer in connection with the issuance of the Project Bonds or wherein any unfavorable decision, ruling or finding could materially adversely affect the transactions contemplated by this Agreement or which, in any way, would adversely affect the validity or enforceability of the Project Bonds, the Letter of Representations, the Indenture, the Bond Placement Agreement, the Tax Regulatory Agreement or this Agreement (or of any other instrument required or contemplated for use in consummating the transactions contemplated thereby and hereby).

          (i) The execution and delivery by the Issuer of this Agreement, the Project Bonds, the Bond Placement Agreement, the Letter of Representations and the Indenture in compliance with the provisions of each of such instruments will not conflict with or constitute a breach of, or default under, any material commitment, agreement or other instrument to which the Issuer is a party or by which it is bound, or under any provision of the Act, the Constitution of the State or any existing law, rule, regulation, ordinance, judgment, order or decree to which the Issuer is subject.

          (j) The Issuer will do or cause to be done all things necessary, so far as lawful, to preserve and keep in full force and effect its existence or to assure the assumption of its obligations under this Agreement, the Indenture, the Letter of Representations, the Tax Regulatory Agreement and the Bonds by any successor public body.

          Section 2.2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BORROWER. The Borrower represents, warrants and covenants that:

          (a) The Borrower is a Delaware corporation, duly organized and validly existing and in good standing under the laws of the State of Delaware, in good standing, duly qualified, authorized and registered to do business in and under the laws of the State and each of the other United States where the conduct of the Borrower's business so requires. The Borrower has full power and authority to execute, deliver and perform this Agreement, the Bond Placement Agreement, the Reimbursement Agreement, the Remarketing Agreement, the Tax Regulatory Agreement and the Project Note and to enter into and carry out the transactions contemplated by those documents. That execution, delivery and performance do not, and will not, violate any provision of law applicable to the Borrower or its Organizational Documents and do not, and will not, conflict with or result in a default under any agreement or instrument to which the Borrower is a party or by which the Borrower is bound.

          (b) This Agreement, the Bond Placement Agreement, the Remarketing Agreement, the Reimbursement Agreement, the Tax Regulatory Agreement and the Project Note, by proper corporate action, have been duly authorized, executed and delivered by the Borrower and are valid and binding obligations of the Borrower.

          (c) The Project will create and preserve jobs and employment opportunities within the boundaries of the State and the Issuer, thereby improving the economic welfare of the State and the Issuer.

          (d) Upon completion of the Project, the Borrower intends to employ approximately 140 persons on an annual basis and the acquisition, renovation, construction and equipping of the Project will result in the creation of approximately 50 construction jobs. The Borrower will use reasonable efforts to complete the Project and to so employ a substantially similar number of persons during the term of this Agreement.

          (e) The acquisition, construction, improvement and installation of the Project by the Borrower and the operation thereof complies with and will continue with respect to the Borrower to comply with all applicable zoning, planning, building, environmental and other regulations of the governmental authorities having jurisdiction over the Project, and all necessary permits, licenses, consents and permissions necessary for the Project have been to date or will be obtained.

          (f) The undertaking of the financing of costs of the Project by the Issuer and the loan of the proceeds of the Bonds constitute an inducement to the Borrower to acquire, construct, improve, install and operate the Project in Richton Park, Cook County, Illinois.

          (g) The Borrower is not in default in the payment of principal of, or interest on, any of the Borrower's indebtedness for borrowed money, or in default under any instrument under which, or subject to which, any indebtedness has been incurred, and no event has occurred and is continuing under the provisions of any agreement involving the Borrower that, with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

          (h) No litigation at law or in equity nor any proceeding before any governmental agency or other tribunal involving the Borrower is pending or, to the knowledge of the Borrower, threatened, in which any liability of the Borrower is not adequately covered by insurance or in which any judgment or order would have a material and adverse effect upon the business or assets of the Borrower or would materially and adversely affect the Project, the validity of this Agreement, the Bond Placement Agreement, the Reimbursement Agreement, the Remarketing Agreement, the Tax Regulatory Agreement and the Project Note or the performance of the Borrower's obligations thereunder or the transactions contemplated hereby.

          (i) The Borrower shall not use or operate the Project, or allow any other person to use or operate the Project, in any way which would affect the qualification of the Project under the Act or as a facility that would qualify for financing under Section 144(a)(12) of the Code or otherwise impair the exclusion from gross income for federal income tax purposes of the interest on the Project Bonds.

                                  ARTICLE III
                           COMPLETION OF THE PROJECT;
                         ISSUANCE OF THE PROJECT BONDS

          Section 3.1. ACQUISITION, CONSTRUCTION, EQUIPPING AND INSTALLATION OF THE PROJECT. The Borrower will acquire, construct, equip and install the Project with all reasonable dispatch, all on the Project Site and in accordance with the Plans and Specifications, which is expected to be completed on or about October 31, 1997. The Borrower shall continue to (a) pay when due, if any, all fees, costs and expenses incurred in connection with the foregoing from funds made available therefor in accordance with this Agreement, (b) ask, demand, sue for, levy, recover and receive all those sums of money, debts and other demands whatsoever which may be due, owing and payable under the terms of any contract, order, receipt, writing and instruction in connection with the acquisition, construction, equipping and installation of the Project and (c) enforce the provisions of any contract, agreement, obligation, bond or other obligation with respect to the Project.

          Section 3.2. PLANS AND SPECIFICATIONS. The Borrower may revise Plans and Specification from time to time, provided that no revision shall be made which would change the purposes of the Project to other than purposes permitted by the Act and to qualify for financing under Section 144(a)(12) the Code.

          Section 3.3. ISSUANCE OF THE BONDS; APPLICATION OF PROCEEDS. To provide funds to make the Loan for purposes of assisting the Borrower in the financing of the Project, the

Issuer will issue, sell and deliver the Project Bonds upon the order of the Placement Agent as provided in the Bond Placement Agreement. The Project Bonds will be issued pursuant to the Indenture in the aggregate principal amount, will bear interest, will mature and will be subject to redemption and have such other terms and provisions, as set forth therein. The Borrower hereby approves the terms and conditions of the Indenture and the Project Bonds, and the terms and conditions under which the Project Bonds will be issued, sold and delivered.

          The proceeds from the sale of the Project Bonds shall be loaned to the Borrower and paid over to the Trustee for the benefit of the Borrower and the Holders of the Bonds and deposited as provided in SECTIONS 5.1 and 5.3 of the Indenture. Pending disbursement pursuant to SECTION 3.4 hereof, the proceeds deposited in the Project Fund, together with any investment earnings thereon, shall constitute a part of the Revenues assigned by the Issuer to the payment of Bond Service Charges as provided in the Indenture.

          At the request of the Borrower, and for the purposes and upon fulfillment of the conditions specified in the Indenture, the Issuer may provide for the issuance, sale and delivery of Additional Bonds and loan the proceeds from the sale thereof to the Borrower.

          Section 3.4. DISBURSEMENTS FROM THE PROJECT FUND. Subject to the provisions below, disbursements from the proceeds of the sale of Project Bonds which are deposited under the Indenture in the Project Fund shall be made to pay (or to reimburse the Borrower for payment of) the following Project costs (subject to the limitations of Section 141 ET SEQ. of the Code):

          (a) Costs incurred directly or indirectly for or in connection with the acquisition, construction, equipping or installation of the Project, including costs incurred with respect to the Project for preliminary planning and studies; architectural, legal, engineering, accounting, consulting, supervisory and other services; labor, services and materials; and recording of documents and title work;

          (b) Premiums attributable to any surety bonds and insurance required to be taken out and maintained during the Construction Period with respect to the Project;

          (c) Taxes, assessments and other governmental charges in respect to the Project that may become due and payable during the Construction Period;

          (d) Costs incurred directly or indirectly in seeking to enforce any remedy against any contractor or subcontractor in respect of any actual or claimed default under any contract relating to the Project;

          (e) Financial, legal, accounting, printing and engraving fees, charges and expenses, and all other fees, charges and expenses incurred in connection with the authorization, sale, issuance and delivery of the Project Bonds, including, without limitation, the fees and expenses of the Issuer, Issuer's counsel and Bond Counsel, the fees and expenses of the Trustee and the fees and expenses of the Placement Agent; provided, however, any fees and expenses incurred in connection with the issuance of the Project Bonds and paid with Project Bond proceeds shall not exceed 2% of the proceeds of the Project Bonds within the meaning of Section 147(g) of the Code;

          (f) Any other costs, expenses, fees and charges properly chargeable to the cost of the acquisition, construction, equipping and installation of the property comprising the Project; and

          (g) Interest on the Project Bonds during the Construction Period to be paid into the Bond Fund.

          Any disbursements from the Project Account of the Project Fund described above shall be made by the Trustee only upon the written order of the Authorized Borrower Representative approved by the LOC Bank. Each such written order shall be in substantially the form of the disbursement request attached hereto as EXHIBIT D and shall be consecutively numbered and accompanied by invoices or other appropriate documentation supporting the payments or reimbursements requested. Any disbursement for any item not described in, or the cost for which item is other than as described in, the information statement filed by the Issuer in connection with the issuance of the Project Bonds, based upon a certificate by the Authorized Borrower Representative, shall be accompanied by an opinion of Bond Counsel to the effect that such disbursement will not result in the interest on the Project Bonds becoming subject to federal income taxation. In case any contract provides for the retention by the Borrower of a portion of the contract price, there shall be paid from the Project Account of the Project Fund only the net amount remaining after deduction of any such portion and, only when that retained amount is due and payable, may it be paid from the Project Fund.

          Any moneys in the Project Account of the Project Fund remaining after the Completion Date and payment, or provision for payment, of the costs of financing Project facilities described above, at the direction of the Authorized Borrower Representative with prior written consent of the LOC Bank, promptly shall be:

               (i) used to acquire, construct, equip and install such additional real or personal property in connection with the Project as is designated by the Authorized Borrower Representative and approved by the LOC Bank, and the acquisition, construction, equipping and installation of which will be permitted under the Act, provided that any such use shall be accompanied by an opinion of Bond Counsel to the effect that the acquisition of such additional property will not result in the interest on the Project Bonds becoming subject to federal income taxation;

               (ii) used to reimburse the LOC Bank for draws on the Letter of Credit to redeem Project Bonds in accordance with the terms of the Indenture;

               (iii) used for the purchase of Project Bonds in the open market for the purpose of cancellation; or

               (iv) used to accomplish a combination of the foregoing as is provided in that direction.

          In the event that all of the Project Bonds are either redeemed or accelerated pursuant to the terms of the Indenture, any remaining funds in the Project Account of the Project Fund shall be transferred to the Bond Fund and used to reimburse the LOC Bank for draws under the Letter of Credit.

          Section 3.5. BORROWER REQUIRED TO PAY COSTS IN EVENT PROJECT FUND INSUFFICIENT. If moneys in the Project Account of the Project Fund are not sufficient to pay costs of Project facilities, the Borrower, nonetheless, will complete such facilities, unless the LOC Bank consents otherwise, and, unless Additional Bonds shall have been issued for that purposes, shall pay all such additional costs from the Borrower's own funds. The Borrower shall not be entitled to any reimbursement for any such additional costs from the Issuer, the Trustee or any Holder; nor shall it be entitled to any abatement, diminution or postponement of its obligation to make the Loan Payments.

          THE ISSUER DOES NOT MAKE ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, THAT THE MONEYS WHICH WILL BE DEPOSITED INTO THE PROJECT ACCOUNT OF THE PROJECT FUND, AND WHICH UNDER THE PROVISIONS OF THIS AGREEMENT WILL BE AVAILABLE FOR PAYMENT OF THE COSTS OF THE PROJECT, WILL BE SUFFICIENT TO PAY ALL OF THE PROJECT COSTS WHICH WILL BE INCURRED IN CONNECTION THEREWITH.

          Section 3.6. COMPLETION DATE. The Borrower shall notify the Issuer, the LOC Bank and the Trustee of the Completion Date by a certificate signed by the Authorized Borrower Representative stating:

          (a) the date on which the facilities were substantially completed, which date shall be not later than the date as has been approved in writing by the LOC Bank and as will not, in the opinion of Bond Counsel, cause interest on the Project Bonds to become includable in gross income for federal income tax purposes;

          (b) that the acquisition, construction, equipping and installation of the real and personal property has been accomplished in such a manner as to conform with all applicable planning, building, environmental and other similar governmental regulations;

          (c) that except as provided in subsection (d) of this Section, all costs of that acquisition, construction, equipping and installation then or theretofore due and payable have been paid; and

          (d) the amounts which the Trustee shall retain in the Project Account of the Project Fund for the payment of costs not yet due or for liabilities which the Borrower is contesting or which otherwise should be retained and the reasons such amounts should be retained.

          That certificate shall state that it is given without prejudice to any rights against third parties which then exist or subsequently may come into being. The Authorized Borrower Representative shall include with that certificate a statement specifically describing all items of personal property comprising a part of the facilities. The certificate shall be delivered within 30 days after the occurrence of the events and conditions referred to in subsections (a) through (c) of this section.

          Section 3.7. INVESTMENT AND REPAYMENT OF FUND MONEYS. (a) At the written or oral request (promptly confirmed in writing) of the Authorized Borrower Representative, any moneys held as part of the Bond Fund (except moneys held in the Bond Fund from draws on the Letter of Credit for purposes of defeasing the Project Bonds pursuant to ARTICLE IX of the Indenture), the Project Fund or the Rebate Fund shall be invested or reinvested by the Trustee in Eligible Investments. The Issuer and the Borrower each hereby covenants that it will restrict that investment and reinvestment and the use of the proceeds of the Project Bonds in such manner and to such extent, if any, as may be necessary, after taking into account reasonable expectations at the time of delivery of and payment for the Project Bonds, so that the Project Bonds will not constitute arbitrage bonds under Section 148 of the Code.

          The Borrower shall provide the Issuer with, and the Issuer may base its certifications as authorized by the Bond Legislation on, a certificate of the Borrower for inclusion in the transcript of proceedings for the Project Bonds, setting forth the reasonable expectations of the Borrower on the date of delivery of and payment for the Project Bonds regarding the amount and use of the proceeds of the Project Bonds and the facts, estimates and circumstances on which those expectations are based.

          (b) Th Borrower agrees that any amounts remaining in the Bond Fund shall be distributed as provided in Section 5.8 of the Indenture.


                                   ARTICLE IV
                     LOAN BY ISSUER; REPAYMENT OF THE LOAN;
                     LOAN PAYMENTS AND ADDITIONAL PAYMENTS

          Section 4.1. LOAN REPAYMENT; DELIVERY OF NOTES AND LETTER OF CREDIT. Upon the terms and conditions of this Agreement, the Issuer will make the Loan to the Borrower. In consideration of and in repayment of the Loan, the Borrower shall make, as Loan Payments, payments sufficient in time and amount to pay when due all Bond Service Charges, all as more particularly provided in the Project Note and any Additional Note. The Project Note shall be executed and delivered by the Borrower concurrently with the execution and delivery of this Agreement. All Loan Payments shall be paid to the Trustee in accordance with the terms of the Notes for the account of the Issuer and shall be held and applied in accordance with the provisions of the Indenture and this Agreement. To the extent of payments made with respect to Bond Service Charges pursuant to draws upon the Letter of Credit, the Borrower shall receive a credit against its obligation to make Loan Payments under this Agreement and the Project Note.

          In connection with the issuance of any Additional Bonds, the Borrower shall execute and deliver to the Trustee one or more Additional Notes in a form substantially similar to the form of the Project Note. All such Additional Notes shall:

          (a) provide for payments of interest equal to the payments of interest on the corresponding Additional Bonds;

          (b) require payments of principal and prepayments and any premium equal to the payments of principal, redemption payments and sinking fund payments and any premium on the corresponding Additional Bonds;

          (c) require all payments on any such Additional Notes to be made no later than the due dates for the corresponding payments to be made on the corresponding Additional Bonds; and

          (d) contain by reference or otherwise optional and mandatory prepayment provisions and provisions in respect of the optional and mandatory acceleration or prepayment of principal and any premium corresponding with the redemption and acceleration provisions of the corresponding Additional Bonds.

          All Notes shall secure equally and ratably all outstanding Bonds, except that, so long as no Event of Default described in PARAGRAPH (G) OF
SECTION 7.1 of the Indenture has occurred and is continuing, payments by the Borrower on the Project Note shall be used by the Trustee to reimburse the LOC Bank for payments made to the LOC Bank in connection with drawings on the Letter of Credit used to pay Bond Service Charges on the Project Bonds.

          Upon payment in full, in accordance with the Indenture, of the Bond Service Charges on any series of Bonds, whether at maturity or by redemption or otherwise, or upon provision for the payment thereof having been made in accordance with the provisions of the Indenture, (i) the Notes issued concurrently with those corresponding Bonds, of the same maturity, bearing the same interest rate and in an amount equal to the aggregate principal amount of the Bonds so surrendered and canceled or for the payment of which provision has been made, shall be deemed fully paid, the obligations of the Borrower thereunder shall be terminated, and any such Notes shall be surrendered by the Trustee to the Borrower, and shall be canceled by the Borrower, or (ii) in the event there is only one of those Notes, an appropriate notation shall be endorsed thereon evidencing the date and amount of the principal payment or prepayment equal to the Bonds so paid, or with respect to which provision for payment has been made, and that Note shall be surrendered by the Trustee to the Borrower for cancellation if all Bonds shall have been paid (or provision made therefor) and canceled as aforesaid. Unless the Borrower is entitled to a credit under express terms of this Agreement or the Notes, all payments on each of the Notes shall be in the full amount required thereunder.

          Except for such interest of the Borrower and the LOC Bank as may hereafter arise pursuant to SECTION 5.6 or 5.7 of the Indenture, the Borrower and the Issuer each acknowledge that neither the Borrower nor the Issuer has any interest in the Bond Fund and any moneys deposited therein shall be in the custody of and held by the Trustee in trust for the benefit of the Holders and, to the extent of amounts due under the Reimbursement Agreement, the LOC Bank.

          Section 4.2. ADDITIONAL PAYMENTS. The Borrower shall pay to the Issuer, as Additional Payments hereunder, any and all costs and expenses incurred or to be paid by the Issuer in connection with the issuance and delivery of the Project Bonds and Additional Bonds or otherwise related to actions taken by the Issuer under this Agreement or the Indenture.

          The Borrower shall pay to the Trustee, the Registrar and any Paying Agent or Authenticating Agent, their reasonable fees, charges and expenses, including counsel fees and expenses, for acting as such under the Indenture.

          Section 4.3. PLACE OF PAYMENTS. The Borrower shall make all Loan Payments directly to the Trustee at its principal corporate trust office. Additional Payments shall be made directly to the person or entity to whom or to which they are due.

          Section 4.4. OBLIGATIONS UNCONDITIONAL. The obligations of the Borrower to make Loan Payments, Additional Payments and any payments required of the Borrower under SECTION 6.3 of the Indenture shall be absolute and unconditional, and the Borrower shall make such payments without abatement, diminution or deduction regardless of any cause or circumstances whatsoever including, without limitation, any defense, set-off, recoupment or counterclaim which the Borrower may have or assert against the Issuer, the Trustee, any Paying Agent or Authenticating Agent, the LOC Bank or any other Person; provided that the Borrower may contest or dispute the amount of any such obligation (other than Loan Payments) so long as such contest or dispute does not result in an Event of Default under the Indenture.

          Section 4.5. ASSIGNMENT OF AGREEMENT AND REVENUES. To secure the payment of Bond Service Charges, the Issuer shall assign to the Trustee, by the Indenture, all its right, title and interest in and to the Revenues, this Agreement (except for Unassigned Issuer's Rights) and the Project Note. The Borrower hereby agrees and consents to that assignment.

          Section 4.6. LETTER OF CREDIT. Simultaneously with the initial delivery of the Project Bonds pursuant to the Indenture and the Bond Placement Agreement, the Borrower shall cause the LOC Bank to issue and deliver the Letter of Credit to the Trustee. The Letter of Credit may be replaced by an Alternate Letter of Credit complying with the provisions of SECTION 5.9 of the Indenture and shall be in substantially the form attached to the Reimbursement Agreement and made a part thereof. The Borrower shall take whatever action may be necessary to maintain the Letter of Credit or an Alternate Letter of Credit in full force and effect during the period required by the Indenture, including the payment to the LOC Bank of all amounts due and payable under the Reimbursement Agreement.

                                   ARTICLE V
                      ADDITIONAL AGREEMENTS AND COVENANTS

          Section 5.1. RIGHT OF INSPECTION. Subject to reasonable security and safety regulations and upon reasonable notice, the Issuer, the LOC Bank and the Trustee, and their respective agents, shall have the right during normal business hours to inspect the Project.

          Section 5.2. SALE, LEASE OR GRANT OF USE BY BORROWER. Subject to the provisions of the Reimbursement Agreement and any other agreement to which the Borrower is a party or by which it is bound, the Borrower may sell, lease or grant the right to occupy and use the Project, in whole or in part, to others, provided that:

          (a) No such sale, lease or grant shall relieve the Borrower from the Borrower's obligations under this Agreement or the Notes;

          (b) In connection with any such sale, lease or grant the Borrower shall retain such rights and interests as will permit the Borrower to comply with the Borrower's obligations under this Agreement and the Notes;

          (c) No such sale, lease or grant shall impair materially the purposes of the Act to be accomplished by operation of the Project as herein provided or adversely affect the exclusion from gross income for federal income tax purposes of the interest on the Bonds.

          Section 5.3. INDEMNIFICATION. The Borrower releases the Issuer from, agrees that the Issuer shall not be liable for, and shall indemnify the Issuer against, all liabilities, claims, costs and expenses, including attorneys fees and expenses, imposed upon, incurred or asserted against the Issuer on account of: (a) any loss or damage to property or injury to or death of or loss by any person that may be occasioned by any cause whatsoever pertaining to the acquisition, construction, equipping, installation, maintenance, operation or use of the Project; (b) any breach or default on the part of the Borrower in the performance of any covenant or agreement of the Borrower under this Agreement, the Reimbursement Agreement, the Project Note or any related document, or arising from any act or failure to act by the Borrower, or any of the Borrower's agents, contractors, servants, employees or licensees; (c) the authorization, issuance, sale, trading, redemption or servicing of the Project Bonds, and the provision of any information or certification furnished in connection therewith concerning the Project Bonds, the Project or the Borrower including, without limitation, the Preliminary Placement Memorandum and the Placement Memorandum (each as defined in the Bond Placement Agreement), any information furnished by the Borrower for, and included in, or used as a basis for preparation of, any certifications, information statements or reports furnished by the Issuer, and any other information or certification obtained from the Borrower to assure the exclusion of the interest on the Project Bonds from gross income of the Holders thereof for federal income tax purposes; (d) the Borrower's failure to comply with any requirement of this Agreement or the Code pertaining to such exclusion of that interest, including the covenants in

SECTION 5.4 hereof; and (e) any claim, action or proceeding brought with respect to the matters set forth in (a), (b), (c), or (d) above.

          The Borrower agrees to indemnify the Trustee for, and to hold it harmless against, all liabilities, claims, costs and expenses, including counsel fees and expenses, incurred without gross negligence or willful misconduct on the part of the Trustee on account of any action taken or omitted to be taken by the Trustee in accordance with the terms of this Agreement, the Bonds, the Reimbursement Agreement, the Letter of Credit, the Notes or the Indenture, or any action taken at the request of or with the consent of the Borrower, including the costs and expenses of the Trustee in defending itself against any such claim, action or proceeding brought in connection with the exercise or performance of any of its powers or duties under this Agreement, the Bonds, the Indenture, the Reimbursement Agreement, the Letter of Credit or the Notes.

          In case any action or proceeding is brought against the Issuer or the Trustee in respect of which indemnity may be sought hereunder, the party seeking indemnity promptly shall give notice of that action or proceeding to the Borrower, and the Borrower upon receipt of that notice shall have the obligation and the right to assume the defense of the action or proceeding; provided, that failure of a party to give that notice shall not relieve the Borrower from any of the Borrower's obligations under this Section unless that failure materially prejudices the defense of the action or proceeding by the Borrower. An indemnified party at its own expense may employ separate counsel and participate in the defense. The Borrower shall not be liable for any settlement made without the Borrower's consent.

          The indemnification set forth above is intended to and shall include the indemnification of all affected members and other officials or officers, directors, and employees of the Issuer and the Trustee, respectively. That indemnification is intended to and shall be enforceable by the Issuer and the Trustee, respectively, to the full extent permitted by law and shall survive the termination of this Agreement.

          Section 5.4. BORROWER NOT TO ADVERSELY AFFECT EXCLUSION FROM GROSS INCOME OF INTEREST ON PROJECT BONDS. The Borrower hereby represents that the Borrower has taken and caused to be taken, and covenants that the Borrower will take and cause to be taken, all actions that may be required of the Borrower, alone or in conjunction with the Issuer, for the interest on the Project Bonds to be and remain excluded from gross income for federal income tax purposes, and represents that the Borrower has not taken or permitted to be taken on the Borrower's behalf, and covenants that the Borrower will not take or permit to be taken on the Borrower's behalf, any actions that would adversely affect such exclusion under the provisions of the Code.

          Section 5.5. ASSIGNMENT BY ISSUER. Except for the assignment of this Agreement to the Trustee, the Issuer shall not attempt to further assign, transfer or convey its interest in the Revenues or this Agreement or create any pledge or lien of any form or nature with respect to the Revenues or the payments hereunder.

          Section 5.6. BORROWER'S PERFORMANCE UNDER INDENTURE. The Borrower has examined the Indenture and approves the form and substance of, and agrees to be bound by, its terms. The Borrower, for the benefit of the Issuer and each Holder, shall do and perform all acts and things required or contemplated in the Indenture to be done or performed by the Borrower. The Borrower is a third party beneficiary of certain provisions of the Indenture, and SECTION 8.5 of the Indenture is hereby incorporated herein by reference.

          Section 5.7. COMPLIANCE WITH LAWS. The Borrower shall, throughout the term of this Agreement, promptly comply or cause compliance in all material respects with all laws, ordinances, orders, rules, regulations and requirements of duly constituted public authorities which my be applicable to the Project or to the repair and alteration thereof, or to the use or manner of use of the Project or to the Borrower's and any lessee's or other user's operations on the Project Site. Notwithstanding the foregoing, the Borrower shall have the right to contest or cause to be contested the legality or the applicability of any such law, ordinance, order, rule, regulation or requirement so long as, in the opinion of counsel satisfactory to the Trustee and the LOC Bank, such contest shall not in any way materially adversely affect or impair the obligations of the Borrower hereunder or any right or interest of the Trustee or the LOC Bank in, to and under the Indenture or this Agreement.

          Section 5.8. TAXES, PERMITS, UTILITY AND OTHER CHARGES. The Borrower shall pay and discharge or cause to be paid and discharged, promptly as and when the same shall become due and payable, all taxes and governmental charges of any kind whatsoever that may be lawfully assessed against the Issuer, the Trustee, the LOC Bank or the Borrower with respect to the Project or any portion thereof. The Borrower may in good faith contest or cause to be contested any such tax or governmental charge, and in such event may permit such tax or governmental charge to remain unsatisfied during the period of such contest and may appeal therefrom unless in the opinion of counsel satisfactory to the Trustee and the LOC Bank by such action any right or interest of the Trustee or the LOC Bank in, to and under the Indenture or this Agreement shall be materially endangered or the Project or any part thereof, shall become subject to imminent loss or forfeiture, in which event such tax or governmental charge shall be paid prior to any such loss or forfeiture. The Borrower shall procure or cause to be procured any and all necessary building permits, other permits, licenses and other authorizations required for the lawful and proper acquisition, construction, equipping and installation, which shall also include replacement, repair and substitution, as the case may be, of the property comprising the Project and for the lawful and proper use and operation of the Project.

          Section 5.9. CONTINUED EXISTENCE. Except as otherwise provided in or permitted pursuant to the Reimbursement Agreement, or unless otherwise provided by law, the Borrower shall maintain its existence and continue to be a duly formed and validly existing corporation in good standing under the laws of the State of Delaware, and duly authorized and qualified and in good standing as a foreign corporation to do business within the State of Illinois; and further, the Borrower agrees that throughout the term of this Agreement it shall operate the Project and related facilities such that the Project Bonds maintain their tax-exempt status under of the Code.

          Section 5.10. REMOVAL OF PORTIONS OF THE PROJECT. The Borrower shall have the right, from time to time, subject to the terms of the Reimbursement Agreement, to remove, substitute or modify any portion of the Project, provided that such removal, substitution or modification shall not impair the character of the Project as a "industrial project" within the meaning of the Act. Any such substituted or modified property shall be included under the terms of this Agreement as part of the Project.

          Section 5.11. FINANCIAL STATEMENTS. The Borrower agrees to have an annual audit made by its independent certified public accountants and to furnish the Trustee (within 60 days after receipt by the Borrower but no later than 120 days after the end of each fiscal year of the Borrower) with a balance sheet and statement of income and surplus showing the financial condition of the Borrower and its consolidated subsidiaries, if any, at the close of each fiscal year and the results of operations of the Borrower and its consolidated subsidiaries, if any, for each fiscal year, accompanied by the opinion of said accountants. The Trustee will hold such reports solely for the purpose of making them available at its principal corporate trust office for examination by the Bondholders, and is not required to notify the Bondholders of the contents of any such report. The Borrower further agrees to provide to a nationally recognized municipal securities information repository such information, if any, as may be required under Rule 15c2-12 (or any successor regulation) under the Securities Exchange Act of 1934, as amended.

          Section 5.12. ANNUAL CERTIFICATE. The Borrower will furnish to the Trustee on or before April 1 of each year, commencing April 1, 1997, a certificate of the Borrower signed by the Authorized Borrower Representative stating that the Borrower has made a review of its activities during the preceding calendar year for the purpose of determining whether or not the Borrower has complied with all of the terms, provisions and conditions of this Agreement and the Borrower has kept, observed, performed and fulfilled each and every covenant, provision and condition of this Agreement on its part to be performed and is not in default in the performance or observance of any of the terms, covenants, provisions or conditions hereof, or if the Borrower shall be in default, such certificate shall specify all such defaults and the nature thereof.

          Section 5.13. REPORTS. No later than ninety (90) days following the Completion Date, the Borrower shall deliver to the Issuer a written report (which may be prepared in reliance upon information furnished by one or more of the construction manager, general contractor, or subcontractors) setting forth in reasonable detail the numbers and types of workers employed in the construction of the Project. Thereafter, on or before April 1 in each calendar year, the Borrower shall deliver to the Issuer a written report (which may be prepared in reliance upon information furnished by any manager at the time engaged by the Borrower with respect to the Project) setting forth the number of workers, on a full-time equivalent basis (or other reasonable basis acceptable to the Issuer), employed at the Project during the preceding calendar year. The report need not present information with respect to construction workers or seasonal employees.

                                   ARTICLE VI
                          REDEMPTION OF PROJECT BONDS

          Section 6.1. OPTIONAL REDEMPTION. Provided no Event of Default shall have occurred and be continuing at any time and from time to time, the Borrower may deliver moneys to the Trustee in addition to Loan Payments or Additional Payments required to be made and direct the Trustee to use the moneys so delivered for the purpose of purchasing Project Bonds or of reimbursing the LOC Bank for drawings on the Letter of Credit used to redeem Project Bonds called for optional redemption in accordance with the applicable provisions of the Indenture.

          Section 6.2. EXTRAORDINARY OPTIONAL REDEMPTION. The Borrower shall have, subject to the conditions hereinafter imposed, the option to direct the redemption of the entire unpaid principal balance of the Project Bonds in accordance with the applicable provisions of the Indenture upon the occurrence of any of the following events:

          (a) The Project shall have been damaged or destroyed to such an extent that (1) it cannot reasonably be expected to be restored, within a period of three (3) months, to the condition thereof immediately preceding such damage or destruction or (2) its normal use and operation is reasonably expected to be prevented for a period of three (3) consecutive months;

          (b) Title to, or the temporary use of, all or a significant part of the Project shall have been taken under the exercise of the power of eminent domain (1) to such extent that the Project cannot reasonably be expected to be restored within a period of three (3) months to a condition of usefulness comparable to that existing prior to the taking or (2) as a result of the taking, normal use and operation of the Project is reasonably expected to be prevented for a period of three (3) consecutive months;

          (c) As a result of any changes in the Constitution of the State, the constitution of the United States of America, or state or federal laws, or as a result of legislative or administrative action (whether state or federal) or by final decree, judgment or order of any court or administrative body (whether state or federal) entered after the contest thereof by the Issuer, the Trustee or the Borrower in good faith, this Agreement shall have become void or unenforceable or impossible of performance in accordance with the intent and purpose of the parties as expressed in this Agreement, or if unreasonable burdens or excessive liabilities shall have been imposed with respect to the Project or the operation thereof, including, without limitation, federal, state or other ad valorem, property, income or other taxes not being imposed on the date of this Agreement other than ad valorem taxes presently levied upon privately owned property used for the same general purpose as the Project; or

          (d) Changes in the economic availability of raw materials, operating supplies, energy sources or supplies, or facilities (including, but not limited to, facilities in connection with the disposal of industrial wastes) necessary for the operation of the Project shall have occurred or technological or other changes shall have occurred which the Borrower cannot reasonably overcome or control and which in the Borrower's reasonable judgment render the operation of the Project uneconomic.

          The Borrower also shall have the option, in the event that title to or the temporary use of a portion of the Project shall be taken under the exercise of the power of eminent domain, even if the taking is not of such nature as to permit the exercise of the redemption option upon an event specified in clause
(b) above, to direct the redemption, at a redemption price of 100% of the principal amount thereof prepaid, plus accrued interest to the redemption date, of that part of the outstanding principal balance of the Project Bonds as may be payable from the proceeds received by the Borrower (after the payment of costs and expenses incurred in the collection thereof) in the eminent domain proceeding, provided that the Borrower shall furnish to the Issuer and the Trustee a certificate of an Engineer stating that (1) the property comprising the part of the Project taken is not essential to continued operations of the Project in the manner existing prior to that taking, (2) the Project has been restored to a condition substantially equivalent to that existing prior to the taking, or (3) other improvements have been acquired or made which are suitable for the continued operation of the Project.

          To exercise any option under this Section, the Borrower within ninety
(90) days following the event authorizing the exercise of that option, or at any time during the continuation of the condition referred to in clause (d) of the first paragraph of this Section, shall give notice to the Issuer and to the Trustee specifying the date of redemption, which date shall be not more than ninety (90) days from the date that notice is mailed, and shall make arrangements satisfactory to the Trustee for the giving of the required notice of redemption.

          The rights and options granted to the Borrower in this Section may be exercised whether or not the Borrower is in default hereunder; provided, that such default will not relieve the Borrower from performing those actions which are necessary to exercise any such right or option granted hereunder.

          Section 6.3. MANDATORY REDEMPTION OF PROJECT BONDS. If, as provided in the Project Bonds and the Indenture, the Project Bonds become subject to mandatory redemption as a result of a Determination of Taxability or termination of the Letter of Credit or any Alternate Letter of Credit, the Borrower shall deliver to the Trustee, upon the date requested by the Trustee, moneys sufficient to pay in full the Project Bonds in accordance with the mandatory redemption provisions relating thereto set forth in the Indenture.

          Section 6.4. ACTIONS BY ISSUER. At the request of the Borrower or the Trustee, the Issuer shall take all steps required of it under the applicable provisions of the Indenture or the Bonds to effect the redemption of all or a portion of the Bonds pursuant to this ARTICLE VI.

          Section 6.5. REQUIRED DEPOSITS FOR OPTIONAL REDEMPTION. Except with the prior written consent of the LOC Bank, the Trustee shall not give notice of call to the Holders pursuant to the optional redemption provisions of SECTION
4.1 of the Indenture and SECTIONS 6.1 AND 6.2 hereof unless, prior to the date by which the call notice is to be given, there shall be on deposit with the Trustee Eligible Funds sufficient to redeem at the redemption price thereof, including premium (if any) and interest accrued to the redemption date, all Project Bonds for which notice of redemption is to be given.

          All amounts paid by the Borrower pursuant to this Article which are used to pay principal of, premium, if any, or interest on the Bonds, or to reimburse the LOC Bank for moneys drawn under the Letter of Credit and used for such purposes, shall constitute prepaid Loan Payments.


                                  ARTICLE VII
                         EVENTS OF DEFAULT AND REMEDIES

          Section 7.1. EVENTS OF DEFAULT. Each of the following shall be an Event of Default:

          (a) The Borrower shall fail to observe and perform any agreement, term or condition contained in this Agreement and the continuation of such failure for a period of thirty (30) days after notice thereof shall have been given to the Borrower by the Issuer or the Trustee, or for such longer period as the Trustee may agree to in writing; provided, that if the failure is other than the payment of money and is of such nature that it can be corrected but not within the applicable period, that failure shall not constitute an Event of Default so long as the Borrower institutes curative action within the applicable period and diligently pursues that action to completion; and provided further that no such failure shall constitute an Event of Default solely because it results in a Determination of Taxability;

          (b) The Borrower shall (i) admit in writing its inability to pay its debts generally as they become due; (ii) have an order for relief entered in any case commenced by or against it under the federal bankruptcy laws, as now or hereafter in effect; (iii) commence a proceeding under any other federal or state bankruptcy, insolvency, reorganization or similar law, or have such a proceeding commenced against it and either have an order of insolvency or reorganization entered against it or have the proceeding remain undismissed and unstayed for ninety (90) days; (iv) make an assignment for the benefit of creditors; or (v) have a receiver or trustee appointed for it or for the whole or any substantial part of its property;

          (c) There shall occur an "Event of Default" as defined in SECTION 7.1 of the Indenture.

          Notwithstanding the foregoing, if, by reason of Force Majeure, the Borrower is unable to perform or observe any agreement, term or condition hereof which would give rise to an Event of Default under subsection (a) hereof (provided that such failure is other than the payment of money), the Borrower shall not be deemed in default during the continuance of such inability. However, the Borrower shall promptly give notice to the Trustee, the LOC Bank and the Issuer of the existence of an event of Force Majeure and shall use its best efforts to remove the effects thereof; provided that the settlement of strikes or other industrial disturbances shall be entirely within the Borrower's discretion.

          The term Force Majeure shall mean, without limitation, the following:

          (i) acts of God; strikes; lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the government of the United States of America or of the State or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections; civil disturbances; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; tornados; storms; droughts; floods; arrests; restraint of government and people; explosions; breakage, malfunction or accident to facilities, machinery, transmission pipes or canals; partial or entire failure of utilities; shortages of labor, materials, supplies or transportation; or

          (ii) any cause, circumstance or event not reasonably within the control of the Borrower.

          The declaration of an Event of Default under subsection (b) above, and the exercise of remedies upon any such declaration, shall be subject to any applicable limitations of federal bankruptcy law affecting or precluding that declaration or exercise during the pendency of or immediately following any bankruptcy, liquidation or reorganization proceedings.

          Section 7.2. REMEDIES ON DEFAULT. Whenever an Event of Default shall have happened and be continuing, any one or more of the following remedial steps may be taken:

          (a) If and only if acceleration of the principal amount of the Bonds has been declared pursuant to SECTION 7.3 of the Indenture, the Trustee shall declare all Loan Payments and Notes to be immediately due and payable, whereupon the same shall become immediately due and payable;

          (b) The LOC Bank and the Trustee may have access to, inspect, examine and make copies of the books, records, accounts and financial data of the Borrower pertaining to the Project; and

          (c) The Issuer or the Trustee may pursue all remedies now or hereafter existing at law or in equity to collect all amounts then due and thereafter to become due under this Agreement, the Letter of Credit or the Notes or to enforce the performance and observance of any other obligation or agreement of the Borrower under those instruments.

          Notwithstanding the foregoing, the Issuer shall not be obligated to take any step which in its opinion will or might cause it to expend time or money or otherwise incur liability unless and until satisfactory indemnity has been furnished to the Issuer at no cost or expense to the Issuer. Any amounts collected as Loan Payments or applicable to Loan Payments and any other amounts which would be applicable to payment of Bond Service Charges collected pursuant to action taken under this Section shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture or, if the outstanding Bonds have been paid and discharged in accordance with the provisions of the Indenture, shall be paid as provided in SECTION 5.8 of the Indenture for transfers of remaining amounts in the Bond Fund.

          The provisions of this section are subject to the further limitation that the rescission by the Trustee of its declaration that all of the Bonds are immediately due and payable also shall constitute an annulment of any corresponding declaration made pursuant to paragraph (a) of this Section and a waiver and rescission of the consequences of that declaration and of the Event of Default with respect to which that declaration has been made, provided that no such waiver or rescission shall extend to or affect any subsequent or other default or impair any right consequent thereon.

          Notwithstanding any other provisions of this Agreement, unless an Event of Default shall have occurred pursuant to Section 7.1(g) or (h) of the Indenture, no remedy may be exercised pursuant to this Agreement without the prior written consent of the LOC Bank.

          Section 7.3. NO REMEDY EXCLUSIVE. No remedy conferred upon or reserved to the Issuer or the Trustee by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, the Letter of Credit or any Note, or now or hereafter existing at law, in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair that right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than any notice required by law or for which express provision is made herein.

          Section 7.4. AGREEMENT TO PAY ATTORNEYS' FEES AND EXPENSES. If an Event of Default should occur and the Issuer or the Trustee should incur expenses, including attorneys' fees, in connection with the enforcement of this Agreement, the Letter of Credit or any Note or the collection of sums due thereunder, the Borrower shall reimburse the Issuer and the Trustee, as applicable, for the reasonable expenses so incurred upon demand.

          Section 7.5. NO WAIVER. No failure by the Issuer or the Trustee to insist upon the strict performance by the Borrower of any provision hereof shall constitute a waiver of their right to strict performance and no express waiver shall be deemed to apply to any other existing or subsequent right to remedy the failure by the Borrower to observe or comply with any provision hereof.

                                  ARTICLE VIII
                                 MISCELLANEOUS

          Section 8.1. TERM OF AGREEMENT. This Agreement shall be and remain in full force and effect from the date of initial delivery of the Project Bonds until such time as all of the Bonds shall have been fully paid (or provision made for such payment) pursuant to the Indenture and all other sums payable by the Borrower under this Agreement and the Notes shall have been paid, except for obligations of the Borrower under SECTIONS 4.2, 5.3 AND 7.4 hereof, which shall survive any termination of this Agreement.

          Section 8.2. NOTICES. All notices, certificates, requests or other communications hereunder shall be in writing and shall be deemed to be sufficiently given when mailed by first class mail, postage prepaid, and addressed to the appropriate Notice Address. A duplicate copy of each notice, certificate, request or other communication given hereunder to the Issuer, the Borrower, the LOC Bank or the Trustee shall also be given to the others. The Borrower, the Issuer, the LOC Bank and the Trustee, by notice given hereunder, may designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

          Section 8.3. LIMITED LIABILITY OF ISSUER. (a) The obligations of the Issuer under this Agreement are special, limited obligations of the Issuer, and the principal of, premium, if any, and interest on the Bonds are payable solely from revenues and income to be received in connection with the financing of the Project and from any other moneys made available to the issuer for such purpose, including any Letter of Credit. The obligations of the Issuer hereunder shall never be deemed to constitute an indebtedness or an obligation of the Issuer, the state or any political subdivision thereof within the purview of any constitutional limitation or statutory provision, or a charge against the credit or taxing powers, if any, of any of them.

          Section 8.4. EXTENT OF COVENANTS OF THE ISSUER; NO PERSONAL LIABILITY. All covenants, obligations and agreements of the Issuer contained in this Agreement or the Indenture shall be effective to the extent authorized and permitted by applicable law. No such covenant, obligation or agreement shall be deemed to be a covenant, obligation or agreement of any present or future member of the Issuing Authority, officer, agent or employee of the Issuer or the Issuing Authority in other than his or her official capacity, and neither the members of the Issuing Authority nor any official executing the Bonds shall be liable personally on the Bonds or be subject to any personal liability or accountability by reason of the issuance thereof or by reason of the covenants, obligations or agreements of the Issuer contained in this Agreement or in the Indenture.

          Section 8.5. BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding in accordance with its terms upon the Issuer, the Borrower and their respective successors and assigns; provided that this Agreement may not be assigned by the Borrower (except in connection with a sale, lease or grant of use pursuant to SECTION 5.2 hereof) and may not be assigned by the Issuer except to the Trustee pursuant to the Indenture or as otherwise may be necessary to enforce or secure payment of Bond service charges. This Agreement may be enforced only by the parties, their assignees and others who may, by law, stand in their respective places.

          Section 8.6. AMENDMENTS AND SUPPLEMENTS. Except as otherwise expressly provided in this Agreement, any Note or the Indenture, subsequent to the issuance of the Project Bonds and prior to all conditions provided for in the Indenture for release of the Indenture having been met, this Agreement or any Note may not be effectively amended, changed, modified, altered or terminated except in accordance with the applicable provisions of ARTICLE XI of the Indenture.

          Section 8.7. EXECUTION COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same instrument.

          Section 8.8. SEVERABILITY. If any provision of this Agreement, or any covenant, obligation or agreement contained herein, is determined by a court of competent jurisdiction to be invalid or unenforceable, that determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

          Section 8.9. GOVERNING LAW. This Agreement shall be deemed to be a contract made under the laws of the State and for all purposes shall be governed by and construed in accordance with the laws of the State.

          IN WITNESS WHEREOF, the Issuer and the Borrower have caused this Agreement to be duly executed in their respective names, all as of the date first above written.


                                        VILLAGE OF RICHTON PARK, COOK COUNTY,
                                        ILLINOIS


(Seal)                                  By:
                                           _______________________________
                                                     President
Attest:

______________________________
     Village Clerk

                                        SINTER METALS, INC.



                                        By:  Donald L. LeVault
                                            ------------------------------
                                        Its: President
                                            ------------------------------

                                   EXHIBIT A

                                  THE PROJECT



          The Project consists of the acquisition, construction, and installation of an approximately 60,000 square foot facility, the equipping of such facility, including the acquisition of powder blending equipment, molding/presses equipment, furnaces, maching equipment and finishing and support equipment, and the acquisition of related appurtenances, such facility to be used for the manufacture of powder metal parts and to be located at or near the intersection of Sauk Trail and Interstate 57 in the Village of Richton Park, Cook County, Illinois.

                                   EXHIBIT B

                                  PROJECT SITE

                                   EXHIBIT C

                                  PROJECT NOTE


$7,195,000                                                    April _____, 1996

          SINTER METALS, INC., a Delaware corporation (the "Borrower"), for value received, promises to pay to MELLON BANK, N.A., as Trustee (the "Trustee"), under the Indenture hereinafter referred to, the principal sum of

             SEVEN MILLION ONE HUNDRED NINETY-FIVE THOUSAND DOLLARS
                                  ($7,195,000)

and to pay (i) interest on the unpaid balance of such principal sum from and after the date of this Note at the interest rate or interest rates borne by the Project Bonds hereinafter referred to and (ii) interest on overdue principal, and to the extent permitted by law, on overdue interest, at the interest rate provided under the terms of the Project Bonds.

                 This Note has been executed and delivered by the Borrower pursuant to a certain Loan Agreement (the "Agreement"), dated as of April 1, 1996, between the Village of Richton Park, Cook County, Illinois (the "Issuer") and the Borrower. Terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement and the Indenture, as defined below.

                 Under the Agreement, the Issuer has loaned the Borrower the proceeds received from the sale of its $7,195,000 aggregate principal amount Adjustable Rate Industrial Development Revenue Bonds, Series 1996 (Sinter Metals, Inc. Project), dated as of the date of their issuance (the "Project Bonds"), to be applied to assist in the financing of the Project. The Borrower has agreed to repay such loan by making Loan Payments at the times and in the amounts set forth in this Note. The Project Bonds have been issued, concurrently with the execution and delivery of this Note, pursuant to, and are secured by, the Trust Indenture (with respect to which undefined terms herein shall have the meanings therein, the "Indenture"), dated as of April 1, 1996, by and between the Issuer and the Trustee.

                 To provide funds to pay the Bond Service Charges on the Project Bonds as and when due, or to reimburse the LOC Bank for draws under the Letter of Credit to make such payments, the Borrower hereby agrees to and shall make Loan Payments as follows: on each Interest Payment Date the amount equal to interest due on the Project Bonds on such Interest Payment Date, and on each April 1 the amount, if any, equal to the annual principal due and payable on the Project Bonds on such date pursuant to the mandatory redemption provisions of SECTION 4.1 of the Indenture, if any, or upon maturity of the Project Bonds (each such day being a "Loan Payment Date"). In addition, to provide funds to pay the Bond Service Charges on the Project Bonds as and when due at any other time, the Borrower hereby agrees to and shall make

Loan Payments on any other date on which any Bond Service Charges on the Project Bonds shall be due and payable, whether at maturity, upon acceleration, call for redemption or otherwise.

          If payment or provision for payment in accordance with the Indenture is made in respect of the Bond Service Charges on the Project Bonds from moneys other than Loan Payments, this Note shall be deemed paid to the extent such payments or provision for payment of Bond Service Charges has been made (but expressly shall not discharge any obligation to the LOC Bank under the Reimbursement Agreement). The Borrower shall receive a credit against its obligation to make Loan Payments hereunder to the extent of the moneys delivered to the Trustee under and pursuant to the Letter of Credit and any other amounts on deposit in the Bond Fund and available to pay Bond Service Charges on the Project Bonds pursuant to the Indenture. Subject to the foregoing, all Loan Payments shall be in the full amount required hereunder (but expressly shall not discharge any obligation to the LOC Bank under the Reimbursement Agreement).

          All Loan Payments shall be payable in lawful money of the United States of America and shall be made to the Trustee at its corporate trust office for the account of the Issuer, deposited (or deemed deposited, as the case may be) in the Bond Fund and used as provided in the Indenture.

          Subject to the next to last paragraph hereof, the obligation of the Borrower to make the payments required hereunder shall be absolute and unconditional and the Borrower shall make such payments without abatement, diminution or deduction regardless of any cause or circumstances whatsoever including, without limitation, any defense, set-off, recoupment or counterclaim which the Borrower may have or assert against the Issuer, the Trustee, the LOC Bank or any other person.

          This Note is subject to optional, extraordinary optional and mandatory prepayment, in whole or in part, upon the same terms and conditions, on the same dates and at the same prepayment prices, as the Project Bonds are subject to optional, extraordinary optional and mandatory redemption. Any optional or extraordinary optional prepayment is also subject to satisfaction of any applicable notice, deposit or other requirements set forth in the Agreement or the Indenture.

          Whenever an Event of Default under SECTION 7.1 of the Indenture shall have occurred and, as a result thereof, the principal of and any premium on all Bonds then outstanding, and interest accrued thereon, shall have been declared to be immediately due and payable pursuant to SECTION 7.3 of the Indenture, the unpaid principal amount of and any premium and accrued interest on this Note also shall be due and payable on the date on which the principal of and premium and interest on the Project Bonds shall have been declared due and payable; provided that the annulment of a declaration of acceleration with respect to the Bonds shall also constitute an annulment of any corresponding declaration with respect to this Note.

          This Note shall be due and payable according to its tenor and import without any requirement for presentment, demand, notice of dishonor or otherwise.

          IN WITNESS WHEREOF, the Borrower has signed this Note as of the date first above written.




                                        SINTER METALS, INC.


                                        By: ________________________________

                                        Its: _______________________________

                                   EXHIBIT D

                          FORM OF DISBURSEMENT REQUEST

         STATEMENT NO. _____ REQUESTING DISBURSEMENT OF FUNDS FROM THE PROJECT ACCOUNT OF THE PROJECT FUND PURSUANT TO SECTION 3.4 OF THE LOAN AGREEMENT BETWEEN THE VILLAGE OF RICHTON PARK, COOK COUNTY, ILLINOIS AND SINTER METALS, INC.

          Pursuant to SECTION 3.4 of the Loan Agreement (the "Agreement") between the Village of Richton Park, Cook County, Illinois (the "Issuer") and Sinter Metals, Inc. (the "Borrower") dated as of April 1, 1996, the undersigned Authorized Borrower Representative hereby requests and authorizes Mellon Bank, N.A., as Trustee (the "Trustee"), as depository of the Project Fund created by the Indenture, as defined in the Agreement, to pay to the Borrower or to the person(s) listed on the Disbursement Schedule attached hereto out of the moneys deposited in the Project Account of the Project Fund the aggregate sum of $_________ to pay such person(s) or to reimburse the Borrower in full, as indicated in the Disbursement Schedule, for advances, payments and expenditures made by it in connection with the items listed in the Disbursement Schedule.

          In connection with the foregoing request and authorization, the undersigned hereby certifies that:

          (a) Each item for which disbursement is requested hereunder is properly payable out of the Project Account of the Project Fund in accordance with the terms and conditions of the Agreement and none of those items has formed the basis for any disbursement heretofore made from the Project Account of the Project Fund;

          (b) Each such item is or was necessary in connection with the acquisition, construction, equipping and installation of the real and personal property comprising the Project, as defined in the Agreement;

          (c) This statement and all exhibits hereto, including the Disbursement Schedule, shall be conclusive evidence of the facts and statements set forth herein and shall constitute full warrant, protection and authority to the Trustee for its actions taken pursuant hereto;

          (d) This statement constitutes the approval of the Borrower of each disbursement hereby requested and authorized; and

          (e) Each such item for which disbursement is requested _______[is] ________[is not] described in the information statement (Form 8038) filed by the Issuer in connection with the issuance of the Project Bonds, as such term is defined in the Agreement.

          (f) To the best knowledge of the Borrower, the honoring of this disbursement request by the Trustee will not cause the interest on the Project Bonds to become taxable for federal income tax purposes.

          IN WITNESS WHEREOF, the Authorized Borrower Representative has set his hand as of the ______ day of ________
_____________, _____.

                                           __________________________________
                                           Authorized Borrower Representative


                                           Approved by:

                                           MELLON BANK, N.A.


                                           By:______________________________

                                           Title: __________________________





                                       D-2